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                                                                      Exhibit 12

                                   UGS Corp.

Computation of Ratios of Earnings to Fixed Charges

                                                                  PREDECESSOR                               SUCCESSOR
                                        ----------------------------------------------------------------   ------------
                                                                                                            PERIOD OF
                                                                                             PERIOD OF     MAY 27, 2004
                                                                                          JANUARY 1, 2004    THROUGH
                                                     YEAR ENDED DECEMBER 31,                  THROUGH      DECEMBER 31,
                                           2000        2001         2002        2003       MAY 26, 2004        2004
                                        ----------  ----------   -----------  ----------  ---------------  ------------
                                                            (Dollars in thousands)
Earning, as defined:
  Income (loss) before income taxes     $   43,132  $  (53,654)  $   119,630  $  146,619  $       32,485   $    (35,329)
  Fixed charges, as below                   13,728      21,292        23,687      17,183           6,217         62,239
                                        ----------  ----------   -----------  ----------  --------------   ------------
  Earnings                              $   56,860  $  (32,362)  $   143,317  $  163,802  $       38,702   $     26,910
                                        ==========  ==========   ===========  ==========  ==============   ============

Fixed charges, as defined:
  Interest expense                      $    5,718  $   11,992   $     9,467  $    4,823  $        1,507   $     52,369
  Amortization of deferred financing
   fees                                          -           -             -           -               -          3,000
  Portion of rental expense applicable
   to interest (a)                           8,010       9,300        14,220      12,360           4,710          6,870
                                        ----------  ----------   -----------  ----------  --------------   ------------
  Fixed charges                         $   13,728  $   21,292   $    23,687  $   17,183  $        6,217   $     62,239
                                        ==========  ==========   ===========  ==========  ==============   ============

Ratio of Earnings to Fixed Charges            4.14         N/A          6.05        9.53            6.23           0.43
Deficiency in earnings                         N/A  $  (32,362)          N/A         N/A             N/A            N/A

(a) For purpose of this computation, we assumed that portion of rental expense representative of interest to be 30%.